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                                  EXHIBIT 10-18
                                  -------------


January 8, 2001



Charles S. Wehle
Chairman, Genesee Corporation
136 Sylvania Drive
Rochester, NY  14618

Dear Chip:

This letter will outline the terms of an agreement between myself and Genesee Corporation in my capacity as an elected officer of the Corporation.

1. Title - President. In this capacity I will oversee the execution of the strategic plan for liquidation of the corporation's assets and distribution of the proceeds to the shareholders, as approved by the board of directors, or as modified from time to time by board action.

         I will regularly review and monitor the progress being made and will coordinate the activities of the Chief Administrative Officer and Vice President-Treasurer, as needed. I will serve as an interface between the Corporation and the management of High Falls Brewing and will manage the relationship between Genesee Corporation and High Falls Brewing under the terms of the Purchase and Sale Agreement.

2. Term - The date of this engagement shall begin December 15, 2000 and may be terminated by either party upon 30 days written notice. It is anticipated that approximately 400 hours will be required to perform these duties during calendar year 2001.


3. Compensation - $5,000 per month. It is also understood that I will not receive fees for attending directors meetings, committee meetings, or the directors retainer fee.

4. Location of Business - It is understood that the offices of the Genesee Corporation will be relocated to 600 Powers Building, Rochester, NY, no later than March 31, 2001. This relocation will facilitate the direct communicate between the Chief Administrative Officer, and the Vice President-Treasurer, and myself.

Chip, if these terms meet the satisfaction of yourself and the Board of Directors, I will be pleased to serve in the above-defined capacity for the benefit of the shareholders.

Yours very truly,

/s/ Stephen B. Ashley

Stephen B. Ashley

SBA:mmg